Exhibit 99.1

Contact:
Diane Bessette
Vice President and Treasurer
Lennar Corporation
(305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR INCREASES UNSECURED REVOLVING CREDIT

FACILITY AGREEMENT TO $950 MILLION

MIAMI, June 12, 2013 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, announced today that it increased the amount of financing available under its unsecured revolving credit facility to $950 million and extended the credit facility’s maturity to June 2017. The $950 million includes a $33 million accordion feature, subject to additional commitments.

Bruce Gross, Lennar’s Vice President and Chief Financial Officer, said, “We are pleased with our ability to amend our credit agreement to achieve terms that provide additional liquidity and financial flexibility for the Company’s current working capital needs and strategic growth plans, while reducing the Company’s overall borrowing costs. We appreciate the strong support that we received in this transaction from our lenders.”

Amounts borrowed under the credit facility accrue interest at alternative rates, one of which is the Eurodollar Rate plus a margin equal to 2.5%. The proceeds available under the credit facility may be used for working capital and general corporate purposes. The credit agreement also provides that up to $500 million in commitments may be used for letters of credit. The credit agreement has multiple lenders led by JPMorgan Chase Bank, N.A., as administrative agent. The other lenders are Citibank, N.A., Bank of America, N.A., Deutsche Bank Trust Company Americas, Bank of Montreal, UBS Loan Finance LLC, PNC Bank, National Association, Wells Fargo Bank, National Association, Texas Capital Bank, N.A., California Bank & Trust, Comerica Bank, Regions Bank and Capital Bank, N.A.

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Amounts borrowed under the credit agreement are guaranteed by certain of the Company’s subsidiaries. The credit agreement contains financial covenants, including a minimum consolidated tangible net worth, a maximum leverage ratio and liquidity requirements.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.